Exhibit (d)



                      CONTRACTUAL MANAGEMENT FEE WAIVER AND

                         EXPENSE REIMBURSEMENT AGREEMENT


         AGREEMENT made this 1st day of January, 2003 by and between THE GABELLI UTILITIES FUND, a Delaware business trust (the "Fund"), and GABELLI FUNDS, LLC (the "Adviser").

         With respect to the Fund, the Adviser hereby agrees to waive management fees and/or reimburse expenses to the extent necessary to maintain the Fund's Total Annual Operating Expenses at 2.00% for Class AAA Shares, 2.00% for Class A Shares, 2.75% for Class B Shares and 2.75% for Class C Shares of the average daily net assets of the Fund.

         This Agreement shall be renewable at the end of each one-year period for an additional one-year period upon the written agreement of the parties hereto.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.



THE GABELLI UTILITIES FUND               GABELLI FUNDS, LLC


By:      /S/BRUCE N. ALPERT              By:      /S/GUS A. COUTSOUROS
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Attest:  /S/LUDMILLA POMPADUR            Attest:  /S/LUDMILLA POMPADUR
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